Exhibit 99.1

U.S. Shipping Partners L.P. Announces Delivery of Second ATB on Schedule

Edison, NJ, August 25, 2008 U.S. Shipping Partners L.P. (NYSE—USS) (the “Partnership”) today announced the completion of its second Articulated Tug Barge (ATB) unit on schedule with the delivery of the barge Petrochem Producer from Bay Shipbuilding at Sturgeon Bay, Wisconsin. The Galveston, the tug for the second unit, was delivered in July from Eastern Shipbuilding, Panama City, Florida. The Galveston / Petrochem Producer is currently enroute to the Gulf Coast and will enter service in early September on long term charter to a major oil company. The third ATB in the series is scheduled to be delivered in November of this year and the fourth ATB in August of 2009.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. The Partnership's existing fleet consists of twelve tank vessels: six integrated tug barge units; one product tanker; three chemical parcel tankers and two ATBs, one of which entered service in July 2007 and the second will enter service in early September 2008. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

The Partnership also announced that Standard & Poor’s Rating Services lowered the Partnership’s corporate credit rating and its rating on the Partnership’s senior secured bank debt and senior secured notes, and revised the CreditWatch status from negative to developing.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC and include, among other things, the willingness of our lenders to amend our credit agreement on commercially acceptable terms and to continue to make advances to us under our revolving credit facility to meet our working capital requirements, increased financing costs, no occurrence of an event of default under our credit agreement that would allow our lenders to demand immediate repayment of all outstanding borrowings under the credit facility, our liquidity, future charter rates, demand in the spot market for vessels and timely and on-budget delivery of one ATB in November 2008.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400